Exhibit 10.12

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "APA") is made as of July 22, 2015, by and between Globe Photos, Inc., a New York corporation having its principal place of business at 24 Edmore Lane South, West Islip, NY 11795 ("Seller"), and Capital Art, Inc., a Delaware corporation having its principal place of business at 6445 South Tenaya Way, B-130, Las Vegas, Nevada 89113 ("Buyer").

WHEREAS, Seller is engaged in the business of producing, publishing, owning, licensing, buying, and selling photographs (the "Business"); and

WHEREAS, Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, certain assets of the Business, subject to the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the respective representations, warranties, and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       SALE AND TRANSFER OF ASSETS

Subject to the terms and conditions hereinafter set forth, including all Closing Conditions (as hereinafter defined), Seller hereby sells, assigns, transfers, and conveys to Buyer, and Buyer hereby purchases, acquires, and accepts from Seller, all of Seller's right, title, and interest in and to the following assets of Seller, free and clear of all liens (collectively, Sections 1.1 through 1.10 below comprising the "Transferred Assets"):

1.1 Digital Photographs. All digital photographs (in any form) owned by, or otherwise in the possession of, Seller (including any wholly-owned subsidiaries of Seller), consisting of approximately three million (3,000,000) high-resolution image files (collectively, the "Digital Photographs"), including a full backup of Seller's Cumulus digital asset management data files for such Digital Photographs.

1.2 Tangible Photographs. All tangible/physical photographs (in any form or medium, including prints, contact sheets, negatives, and transparencies) owned by, or otherwise in the possession of, Seller (including any wholly-owned subsidiaries of Seller), including, but not limited to, all of the contents of Seller's three rented storage units in West Islip (the "Storage Units")(collectively, the "Tangible Photographs", and, together with the Digital Photographs, the "Photographic Assets").

1.3 Photographic Asset Records. All existing agreements and/or records in Seller's possession (including any wholly-owned subsidiaries of Seller) relating to Seller's creation, acquisition, ownership, possession, sale, disposition, or destruction of the Photographic Assets (the "Photographic Asset Records").

1.4 Copyrights. All copyrights (worldwide, whether registered or unregistered, and as further set out in detail in the Bill of Sale and Assignment of Intellectual Property agreement attached hereto to be executed in connection with this APA (the "IP Assignment”) owned by Seller (including any wholly-owned subsidiaries of Seller) in the Photographic Assets (the "Copyrights"), including, but not limited to, work-for-hire Images commissioned by Seller, and Images for which Seller purchased an assignment of copyright rights from the original or prior rights holder, both as further identified in Schedule 1 hereto.

1.5 Trademarks. All trademarks/service marks (worldwide, whether registered or unregistered, with all associated good will, and as further set out in detail in the IP Assignment) owned by Seller (including any wholly-owned subsidiaries of Seller) (the "Trademarks"), including, but not limited to: (a) marks and trade names created and owned by Seller through Seller's own use or registration, including, but not limited to, the "Globe Photos" name and logo; and (b) marks and trade names for which Seller purchased an assignment of trademark rights from the original or prior rights holder both as further identified in Schedule 2 hereto.

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1.6 Domain Names and Websites. All domain names owned by/registered to Seller (including any wholly-owned subsidiaries of Seller), including the globephotos.com domain (the "Domain Names"), and all current website content assets (e.g., code, graphics, etc.) sufficient to allow Buyer to maintain the site(s) (the "Seller Website(s)") while the business is transitioned, with interim website hosting to be handled as set forth in Section 2.3 below.

1.7 Customer Lists. All of Seller's customer lists (including all contact information) and sales history (and including those of any wholly-owned subsidiaries of Seller).

1.8 Press Credentials. The assignment/use (to the fullest extent permissible) of Seller's media/press credentials (and including those of any wholly-owned subsidiaries of Seller).

1.9 Content Provider Agreements. The assignment of all Seller photographer agreements, content provider agreements, and model/property release agreements (including those of any wholly-owned subsidiaries of Seller)(the "Content Provider Agreements") to Buyer (to the fullest extent permissible), with the understanding that Buyer shall not be deemed to assume any of Seller's obligations under any such Content Provider Agreement unless and until Buyer has fully assumed all of Seller's rights under such agreement, and with the further understanding that Seller shall continue to remit, and shall remain liable for, any upstream photographer/content provider royalties that are owed on any final outstanding sales receivables Seller finishes collecting following the Closing (as defined below).

1.10 Subagent Agreements. The assignment of Seller's subagent agreement with Zuma Press to Buyer. The parties explicitly agree that Buyer shall not accept assignment of Seller's subagent agreements with Image Collect and Picture Desk, it being the intention of the parties that Seller terminate both such subagent agreements within sixty (60) days following the Closing (as defined below); however, Buyer's failure to terminate such subagent agreements shall not serve as a material breach of this APA, and Buyer's sole remedy for Seller's failure to discharge this intended obligation shall be the Purchase Price (as defined below) adjustments contained in Section 4.1.3 below. Seller represents to Buyer that these three (3) subagent agreements are the only active, binding subagent agreements entered into by Seller (or any wholly-owned subsidiaries of Seller).

1.11 Delivery of Transferred Assets. At or prior to the closing of the transactions contemplated herein (the "Closing"), or at a reasonable time thereafter, Seller shall deliver to Buyer all of the Transferred Assets. The parties hereto agree that, after the Closing, Buyer may opt to continue to temporarily house the Tangible Photographs, any Photographic Asset Records, and any related Transferred Assets at Seller's Storage Units, in keeping with the provisions of Section 2.2 below. In connection with the transfer of the Trademarks to Buyer, Buyer agrees to amend its corporate name in all jurisdictions to a name that does not include the words "Globe Photos" or any derivative or variation thereof, and transfer/ surrender any D/B/A or fictitious business name filings to/in favor of Buyer, so that Buyer may fully utilize the corporate and trade name "Globe Photos" (although Buyer acknowledges that Seller may continue to do business under the name "Globe Photos" for a reasonable period of time, not to exceed ninety (90) days following the Closing, solely for the purpose of winding up its affairs and collecting any relevant accounts receivables).

2.       ASSUMPTION/RETENTION OF LIABILITIES AND OBLIGATIONS

It is understood and agreed by the parties hereto that the Transferred Assets are being sold, conveyed, transferred, and assigned to Buyer at the Closing free and clear of all liens, charges, encumbrances, debts, and liabilities whatsoever, except those to be specifically assumed by Buyer, and it is further understood and agreed by the parties that Buyer does not assume, accept, or undertake any obligations, duties, debts, or liabilities of any kind whatsoever pursuant to this Agreement or otherwise (including, but not limited to, accounts payable of Seller), except that Buyer hereby assumes and agrees to discharge the following liabilities or obligations of Seller from and after the Closing Date (as hereinafter defined):

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2.1 Return of Tangible Photographs. With respect to any Tangible Photographs that are not owned by Seller, and for which Seller owes a contractual obligation to return such materials to their owners upon rightful demand, Buyer shall acquire these Tangible Photographs subject to such obligation to return, and Buyer shall return such materials to their owners upon their rightful demand. Schedule 3 attached hereto is a list of persons who previously demanded such return, and Buyer will make commercially reasonable efforts to return such materials.

2.2 Treatment of Storage Units. Pursuant to the letter of intent executed by the parties in anticipation of the transactions contemplated herein (the "LOP'): (a) the parties have restricted access to the Storage Units and their contents, pending the Closing, by jointly placing two locks on each Storage Unit, each party only controlling one such lock, and neither party being able to access each Storage Unit without the other party's consent and cooperation; and (b) Buyer has agreed to reimburse Seller for all rental fees paid by Seller to its landlord for the rental of the Storage Units during this period of joint restricted access. If the Transferred Assets have not been removed from Seller's Storage Units at Closing, then upon the Closing: (a) Seller shall remove its locks and grant Buyer sole and unrestricted access to the Storage Units and their Transferred Asset contents (provided that Buyer shall make appropriate arrangements should Seller need to remove any remaining personal effects); and (b) Buyer shall continue to reimburse Seller for all rental fees paid by Seller to its landlord for the rental of the Storage Units during this period, until such date that Buyer has removed all Transferred Assets from the Storage Units or that Buyer has entered into a new, ongoing rental arrangement for the Storage Units directly with such landlord in Buyer's own name, such period not to exceed seven (7) days without Seller's further approval.

2.3 Treatment of Website Hosting. Upon the Closing, Buyer shall begin making arrangements to transfer hosting of the Seller Website(s) to a host of Buyer's own choosing. Until such transfer is complete, Buyer agrees to reimburse seller for all hosting fees paid by Seller to its host for the Seller Website(s) during this period, until such date that Buyer has entered into a new, ongoing host arrangement for the Seller Website(s) in Buyer's own name, such period not to exceed thirty (30) days without Seller's further approval.

2.4 Assigned Credentials/Agreements. Following the Closing and the successful assignment/transfer to Buyer of the relevant credentials and agreements identified in Sections 1.8 through 1.10 above, Buyer shall assume Seller's obligations under such credentials and agreements under the terms discussed in such Sections.

2.5 No Other Liabilities. Except as otherwise noted above, Buyer shall not assume, and shall not be responsible for the payment, performance, or discharge of, any liability or obligation (whether known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due, and whether claims with respect thereto are asserted before or after the Closing) of Seller, including, but not limited to, any liabilities or obligations arising under contracts or agreements that were not disclosed to Buyer prior to the Closing (including, but not limited to, all contracts or agreements with customers of Seller), and under Seller's subagent agreements with Image Collect and Picture Desk, the assignment of which are specifically excluded in Section 1.10 above (all such liabilities listed in this paragraph being hereinafter referred to as the "Retained Liabilities").

3.       CLOSING

The Closing shall take place on July 22, 2015 (or on some other date to be mutually agreed by the parties hereto), but only if all deliveries required of the parties by that date under this APA can be, and are, made as of that date, and all Closing Conditions (as hereinafter defined) can be, and are, met as of that date (the date of the Closing being referred to herein as the "Closing Date").

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4.       PURCHASE PRICE AND ALLOCATION

4.1 Purchase Price. The aggregate purchase price for the Transferred Assets shall be Four Hundred Thousand Dollars ($400,000) (the "Purchase Price"), consisting of the following:

4.1.1 Deposit. A deposit of Ten Thousand Dollars ($10,000) in cash (the "Deposit"), already paid to Seller in connection with the execution of the LOI and the receipt of which Seller herein acknowledges.

4.1.2 Cash at Closing. Sixty Thousand Dollars ($60,000) in cash (the "Cash at Closing"), to be paid to Seller at the Closing via wire transfer or certified/cashier's check.

4.1.3 Stock. One Hundred and Fifty Thousand Dollars ($150,000) in Capital Art, Inc. common stock (the "Capital Stock"), to be transferred to Seller sixty (60) days after the Closing, provided that, by such date, Seller has successfully terminated both the Image Collect and Picture Desk subagent agreements (as discussed in Section 1.10 above); should Seller fail to terminate the Image Collect subagent agreement by such date, Buyer shall readjust the Purchase Price by reducing the amount of Capital Stock to be transferred to Seller on such date by Thirty Thousand Dollars ($30,000), and/or should Seller fail to terminate the Picture Desk subagent agreement by such date, Buyer shall readjust the Purchase Price by reducing the amount of Capital Stock to be transferred to Seller on such date by Ten Thousand Dollars ($10,000), and such reductions shall serve as Buyer's sole remedy for Seller's failure to discharge this condition of the APA. As a form of liquidity protection, Seller shall have the following limited put options in connection with the Capital Stock transferred herein (the "Put Options"): beginning eighteen (18) months after the Closing, Seller shall have up to fifteen (15) successive monthly options, upon no less than thirty (30) days' notice each, to require Buyer to repurchase from Seller up to one fifteenth (1115th) of the shares of Capital Stock in Seller's possession that were granted herein, at a price per share equal to the market price per share on the effective date of the original share transfer to Seller. Exercise of any Put Option is not conditioned upon exercise of any prior Put Option, it being understood that the intent is that each Put Option is separate and apart from the other Put Options.

4.1.4 Cash Reserve. One Hundred and Eighty Thousand Dollars ($180,000) in cash (the "Cash Reserve"), to be held in reserve by Buyer against Seller's full performance of, and compliance with, all terms and conditions, representations and warranties, and indemnification obligations of the APA, and released to Seller at the rate of Ten Thousand Dollars ($10,000) per month, beginning thirty (30) days after the Closing.

4.2 Purchase Price Adjustments and Set-Off. The Purchase Price may be reduced if, and in the amount by which, Buyer ultimately pays or otherwise satisfies: (a) any claim by any creditor of Seller that is or would become an obligation of Buyer, provided that any such claim is either approved as valid by Seller, or is otherwise judicially determined to be valid (and provided that Seller shall be responsible for all of Buyer's costs associated with such judicial determination in the case that it confirms the claim's validity); (b) any unpaid tax, penalty, and/or interest thereon owed by Seller to any taxing authority, provided that any such amount is either approved as valid by Seller, or is otherwise administratively or judicially determined to be valid (and provided that Seller shall be responsible for all of Buyer's costs associated with such administrative or judicial determination in the case that it confirms the amount's validity); and/or (c) any other claims for which Seller is responsible for indemnifying Buyer under the APA. In addition to any other rights or remedies Buyer may have, any unpaid portion of the Cash Reserve, and any unpaid proceeds from the timely exercise of Seller's Put Options, may be used by Buyer to set off any liabilities or losses accruing to Buyer by reason of a final judicial determination that Seller is in breach of the terms and conditions, representations and warranties, or indemnification obligations of the APA, and that Buyer has suffered damages as a result, but only to the extent of such damages (and provided that Seller shall be responsible for all of Buyer's costs associated with such judicial determination in the case that it confirms Seller's breach), and provided that, once Buyer has notified Seller of any such claimed liabilities or losses, any unpaid portions of the Cash Reserve, and any unpaid proceeds from the timely exercise of Seller's Put Options, may be temporarily held in abeyance by Buyer pending the outcome of such final judicial determination, but only to the extent of the claimed damages.

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4.3 Allocation of Purchase Price. The Purchase Price shall be allocated One Hundred Percent (100%) to intangibles.

5.       REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this APA and to consummate the transactions contemplated herein, Seller represents and warrants as follows:

5.1 Organization, Good Standing, Etc. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation. Seller is qualified to do business in its state of incorporation and all other jurisdictions in which its ownership of property or conduct of its business requires it to so qualify. Seller has the power and the authority, and all licenses and permits required by governmental authorities, to own and operate its properties, and to carry on its business as now being conducted.

5.2 Corporate Power. Seller has the corporate power and authority to execute and perform this APA, and all other agreements to be entered into in connection with the transactions contemplated hereby.

5.3 Due Authorization. The execution, delivery and performance of this APA, and all other agreements to be entered into in connection with the transactions contemplated hereby, have been, or, prior to the Closing, will be, duly authorized by the Board of Directors of Seller and by all necessary corporate action, and by thirty (30) days after the Closing, will be duly authorized by the shareholders of Seller, and do not: (a) result in the creation of any lien upon any of the Transferred Assets; (b) require any authorization, consent, approval, exemption, or other action by, or notice to, or filing with, any third party, court, or other governmental body; or (c) conflict with, or result in any breach of, any of the provisions of, constitute a default under, result in a violation of, or give any third party the right to terminate or to accelerate any obligation under, any provisions of the Certificate of Incorporation or Bylaws of Seller, or any other agreement, instrument, law, or regulation to which Seller is a party, or by which Corporate Seller is bound.

5.4 Valid and Binding Nature. This APA, and all other instruments delivered by Seller in connection herewith, are legal, valid, and binding instruments of Seller, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by laws affecting the enforcement of creditors' rights, generally.

5.5 Title to Property. Seller is the owner of, and has good, valid, and marketable title to, the Transferred Assets, free and clear of all mortgages, liens, encumbrances, and charges of any kind whatsoever, except as set forth in the APA. This includes the full, undivided, worldwide intellectual property rights in all Copyrights and Trademarks included in the Transferred Assets. Seller is delivering to Buyer good and marketable title to the Transferred Assets, free and clear of all liens, except as set forth in the APA.

5.6 No Customer Contracts. Seller has not entered into any ongoing contracts, agreements, or commitments with customers of Seller that may give rise to any post-Closing liability for, or obligations on behalf of, Buyer, including, but not limited to, obligations regarding unfilled orders, or liability for representations or warranties Seller made to such customers.

5.7 No Lawsuits. There is no action, suit, litigation, or proceeding pending, or to the knowledge of Seller, threatened, against or relating to the Transferred Assets, nor does Seller know of any basis for any such action, or of any governmental investigation relating to the Transferred Assets.

5.8 No Injunctions, Etc. There does not exist any order, writ, injunction, or decree that has been issued by, or requested of, any court or governmental agency that may result in any material adverse change in the business of Seller.

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5.9 All Assets Used in Business. The Transferred Assets being sold and conveyed to Buyer hereunder constitute all of the assets that are utilized, necessary, or desirable for the operation of the Business as currently conducted and as currently proposed to be conducted. The Tangible Photographs are taken in "as is" condition.

5.10   No Infringement.

(a) Within Section 1 of this APA, the attached Schedules, and/or the other materials provided to Buyer in connection with the transfer of the Transferred Assets, Seller has, to Seller's knowledge, disclosed to Buyer a complete and correct identification/list of all Copyrights and Trademarks owned by Seller, all Domain Names owned by/registered to Seller, and all Content Provider Agreements wherein Seller is a licensee of any intellectual property rights within the Photographic Assets.

(b) Seller owns and possesses all right, title, and interest in (free and clear of any and all encumbrances), to the Copyrights, Trademarks, and Domain Names (collectively, "IP"), and, to Seller's knowledge, no claim by any third party contesting the validity, enforceability, use, or ownership of any of the IP is currently outstanding or threatened.

(c) Seller owns or has a valid right to use all Photographic Assets and IP in the operation of Seller's business as currently conducted.

(d) To Seller's knowledge, except as otherwise discussed in Section 2.1 above, no loss or expiration of any Photographic Assets or IP is pending, reasonably foreseeable, or threatened.

(e) Seller has not received any notices of, nor is it aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Photographic Assets or IP including, without limitation, any demand or request that Seller license rights from a third party.

(f) To Seller's knowledge, neither the Photographic Assets nor the IF, has infringed, misappropriated, or otherwise come into conflict with any rights of any third parties, and Seller is not aware of any infringement, misappropriation, or conflict that may occur as a result of the continued operation of Seller's business as currently conducted.

(g) Other than as disclosed within Section 1 of this APA, the attached Schedules, and/or the other materials provided to Buyer in connection with the transfer of the Transferred Assets, Seller has not entered into any agreements, settlements, or consents pertaining to the Photographic Assets or IP, and has not granted any license or other right that does or that will, subsequent to the Closing, permit or enable anyone other than Buyer to use any of the Photographic Assets or IP.

(h) To Seller's knowledge, no current or former employee, stockholder, officer, director, consultant, affiliate, or independent contractor of or to Seller has any claim or interest in, or with respect to, any of the Photographic Assets or IP owned by Seller.

(i) Seller has not, within the last two (2) years, given any notice to any individual or entity asserting infringement (or related claims) by such individual or entity of any of the Photographic Assets or IP.

(j) All IP to be assigned by Seller is, or shall be, properly assigned or licensed at the time Seller assigns such rights to Buyer.

5.11 No Taxes. There are no liens for any Federal, state, county, or local franchise,income, excise, property, business, sales, commercial rent, employment, or other taxes upon the Transferred Assets, except for current taxes not yet due. Seller has filed all Federal, state, county, and local franchise, income, excise, property, business, sales, commercial rent, employment, and other tax returns that are required to be filed through the Closing Date, and has paid or made arrangements to pay all taxes that have become due pursuant to such returns. Seller covenants and agrees that, by the Closing or promptly following the Closing, Seller shall pay all Federal, state, county, or local franchise, income, excise, property, business, sales, commercial rent, employment, or other taxes (including penalties and interest thereon) owed by Seller for which Buyer might have transferee liability, and Seller shall file all necessary returns and petitions required of it in connection therewith, both so as to release Buyer from any transferee liability with respect to any such taxes.

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5.12 Disclosure. Neither this Agreement, nor any of the schedules, exhibits, or certificates delivered in connection herewith, contain any untrue statement of a material fact, or omit a material fact necessary to make the statements contained herein or therein not misleading. There is no fact that Seller has not disclosed to Buyer in this APA and the schedules attached hereto, and of which any of its officers, directors, or executive employees is aware, that has had, or would reasonably be anticipated to have, a material adverse effect on any of the Transferred Assets, except that Seller makes no representation as to what action, if any, Seller's contributing photographers may take.

5.13 Related Party Transactions. Seller does not have any direct or indirect interest of any kind in, does not control, and is not a director, officer, employee, or partner of, or consultant to, or lender to, or borrower from, or does not have the right to participate in the profits of, any business that is: (a) a competitor, supplier, customer, landlord, tenant, creditor, or debtor of Seller; (b) engaged in a business related to the business of Seller; (c) participating in any transaction to which Seller is a party; or (d) a party to any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment, or other arrangement or agreement with Seller.

5.14 No Undisclosed Liabilities. Except as otherwise disclosed to Buyer within this APA and its schedules or exhibits: (a) Seller has no liabilities of any kind relating to the assets being sold to Buyer, and, to Seller's knowledge, there is no basis for the assertion of any claim or liability of any nature against Seller relating to such assets; and (b) Seller has no indebtedness to creditors that Seller will not discharge following the Closing, using the proceeds from the Purchase Price or otherwise,

5.15 Employment Agreements. Seller is not now, and has never been, a party to any employment, compensation, consulting, severance, or indemnification agreement, or any other agreement, with a present or former employee or independent contractor of Seller, that provides for severance payments or stay bonuses contingent upon a change in control of Seller, or upon a sale of its business or any of its assets. All employees of Seller are at-will employees. Seller has, prior to Closing, presented Buyer with a copy of any and all agreements it has with employees and independent contractors, if any, related to any and all matters, including, but not limited to, confidentiality, assignment of work product and/or work-for-hire, intellectual property, or any other matter.

5.16 Employees. Seller, and each of its officers and employees, is in compliance with, and there is no claim pending against Seller or any of its officers or employees, or any basis therefore, with respect to, all currently applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, all applicable laws, rules, and regulations relating to employment discrimination, harassment, unfair labor practices, or wrongful discharge.

5.17 Financial Information. Seller has delivered to Buyer copies of certain financial information related to its business (the "Financial Information"). The Financial Information presents fairly in all material respects the results of the operations of the Business, and is consistent with the books and records of Seller.

6.       REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this APA and to consummate the transactions contemplated herein, Buyer represents and warrants as follows:

6.1 Organization, Good Standing, Etc. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation. Buyer has the power and the authority, and all licenses and permits required by governmental authorities, to own and operate its properties, and to carry on its business as now being conducted.

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6.2 Corporate Power. Buyer has the corporate power and authority to execute and perform this APA, and all other agreements to be entered into in connection with the transactions contemplated hereby.

6.3 Due Authorization. The execution, delivery, and performance of this APA, and all other agreements to be entered into in connection herewith, have been, or, prior to the Closing, will be, duly authorized by all necessary corporate action, and do not violate or conflict with any provisions of the Certificate of Incorporation or Bylaws of Buyer, or any other agreement, instrument, law, or regulation to which Buyer is a party, or by which Buyer is bound.

6.4 Valid and Binding Nature. No approval or authorization of this APA, or any other agreement to be entered into in connection with the transactions contemplated by this APA, is required, by law or otherwise, in order to make this APA, or any other agreements entered into in connection herewith, binding upon Buyer. Upon the execution and delivery of this APA, and any other agreements in connection herewith by Buyer, such agreements will constitute legal, valid, and binding obligations of Buyer, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by laws affecting the enforcement of creditors' rights, generally.

7.       COVENANTS

7.1 Conduct of the Business Pending the Closing. Seller covenants and agrees that during the period commencing on the date hereof and ending on the Closing Date: (a) except with the prior written consent of Buyer, Seller shall conduct the Business only in the ordinary course, consistent with past practice; and (b) except with the prior written consent of Buyer, Seller shall not, in relation to the Business: (i) make any commitment to make any capital expenditures; (ii) dispose of any of the Transferred Assets; or (iii) execute, amend, or terminate any customer contracts.

7.2 Further Assurances. Subject to the terms and conditions of this APA, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this APA, both prior to, and after, the Closing. Seller will assist Buyer after the Closing as reasonably necessary with any transition issues that arise. Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements, and other writings, and to take such other actions, as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this APA and to vest in Buyer good and marketable title to the Transferred Assets.

7.3 Certain Filings. Seller and Buyer shall cooperate with each other: (a) in determining whether any action by, or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals, or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this APA; and (b) in taking any such actions or making any such filings, furnishing information required in connection therewith, and seeking timely to obtain any such actions, consents, approvals, or waivers.

7.4 Non-Solicit. Seller covenants and agrees that for eighteen (18) months following the Closing, Seller will not, directly or indirectly (including through its directors, officers, or principal executives, and including such persons after the dissolution of Seller), solicit any photographers, content providers, or subagents assigned to Buyer under Sections 1.9 through 1.10 above: (a) to terminate their agreements or relationships with Buyer; or (b) to enter into business relationships with Seller or its successors that would be competitive with the ongoing business of Buyer.

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8.       CONDITIONS TO CLOSING

The obligation of each of Seller and Buyer to consummate the Closing is subject to the satisfaction at, or prior to, the Closing of each of the additional conditions set forth below (collectively, the "Closing Conditions"):

8.1 Conditions Precedent to the Obligations of the Parties.

(a) No proceeding shall be pending seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with: (i) any of the transactions contemplated by this APA; or (ii) the ownership (including enjoyment of any rights relating thereto) by Buyer of any of the Transferred Assets at, and after, the Closing; and no judgment to such effect shall be in effect.

(b) The representations and warranties of Seller (in the case of Buyer) or Buyer (in the case of Seller) in this APA shall be true and correct in all material respects on, and as of, the Closing Date, as if made on, and as of, the Closing Date.

(c) Seller (in the case of Buyer) or Buyer (in the case of Seller) shall have performed and complied with, in all material respects, their respective agreements and covenants required to be performed or complied with on, or prior to, the Closing Date under the APA.

8.2 Closing Documents to Be Delivered by Seller. Seller shall deliver the following documents to Buyer at Closing: (a) executed copies of this APA; (b) executed copies of the IP Assignment attached hereto, with respect to the Transferred Assets being sold hereunder; and (c) appropriate written consent or resolutions of Directors and/or shareholders of Seller authorizing the transactions contemplated hereby.

8.3 Closing Documents to Be Delivered by Buyer. Buyer shall deliver the following documents to Seller at Closing: (a) executed copies of this APA; (b) executed copies of the IP Assignment attached hereto, with respect to the Transferred Assets being sold hereunder; and (c) appropriate written consent or resolutions of Directors and/or shareholders of Buyer authorizing the transactions contemplated hereby.

9.       COSTS AND ADJUSTMENTS

9.1 Costs. Each party covenants and agrees that it shall be responsible for, and bears, its respective costs and expenses in connection with, or arising out of, the negotiation and consummation of this APA, and the transactions contemplated hereby; provided, however, that Seller shall be responsible for paying and remitting the full amount of any sales, use, and transfer taxes applicable to the transactions provided for herein out of its own funds, without reimbursement, set-off, or other right to collect any portion of such amount from Buyer by any means whatsoever.

9.2 Closing and Post-Closing Adjustments. Seller and Buyer shall mutually reconcile all closing adjustments relating to the Transferred Assets and the Business of Seller prior to, or at, the Closing. The parties agree as follows in regards to the ongoing tracking, allocation, and collection of each party's Photographic Asset receivables post-Closing:

(a) At Closing, Seller shall provide Buyer with a complete list of Seller's outstanding pre-Closing receivables that have open invoices. Seller may continue to collect/attempt to collect all such outstanding pre-Closing receivables, without limitation, for as long as Seller wishes. Should Buyer happen to receive any customer payments for such identified outstanding pre-Closing receivables of Seller, Buyer shall remit such payments to Seller.

(b) For new post-Closing Seller receivables related to pre-Closing usage of Photographic Assets that is only reported by customers post-Closing, Seller may continue to create and issue new invoices for such receivables for a period of two (2) months following the Closing, and, for all new invoices properly created during this period (including invoices created for internal use), Seller may continue to collect/attempt to collect all such receivables associated with such new invoices, without limitation, for as long as Seller wishes. Should Buyer happen to receive any customer payments for such Seller receivables identified on such new invoices, Buyer shall remit such payments to Seller. In addition, to facilitate Sellers invoicing and collection efforts, Buyer shall share all Photographic Asset usage reports received by Buyer from customers during this same two (2) month period.

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(c) After the Closing, Seller shall cooperate with Buyer in Buyer's efforts to transition customers to remitting usage reports for post-Closing Photographic Asset usage, and associated payments, directly to Buyer. To the extent that Seller continues to receive any such usage reports for post-Closing Photographic Asset usage, and/or associated payments, Seller shall remit all such reports and/or associated payments to Buyer.

(d) In addition, in order to aid the parties in properly identifying, verifying, and allocating the Photographic Asset receivables remitted to each party by customers post-Closing, each party agrees to exchange redacted copies of bank statements for all accounts used by such party to collect/deposit customer payments, in a manner sufficient only to identify all customer payments received by such party, for a period of six (6) months following the Closing.

9.3 Asset Acquisition Statement. At a mutually-agreeable time following theClosing, the parties shall cooperate to prepare and file coordinated Asset Acquisition Statements (IRS Form 8594) of Seller and Buyer.

10.      INDEMNIFICATION

10.1 Indemnification by Seller. Seller agrees to indemnify and hold Buyer, its affiliates, and their respective directors, officers, employees, consultants, shareholders, members, partners, agents, and representatives, and all successors and assigns, harmless from and against any and all actions, suits, proceedings, damages, liabilities, claims, losses, costs, and expenses (including reasonable attorneys' and experts' fees) (collectively, "Losses") paid or incurred by Buyer by reason of, or arising out of, or in connection with: (a) the breach by Seller of any material representation or warranty contained in this APA or in any certificate delivered to Buyer pursuant to the provisions of this APA; (b) the failure of Seller to perform or comply with any material covenant or agreement required by this APA to be performed or complied with by Seller; (c) any Retained Liability; and (d) any activities of the Business conducted by Seller prior to the Closing Date, or any other Seller actions related to the Transferred Assets that were taken or omitted by Seller prior to the Closing Date, or are taken or omitted by Seller after the Closing Date but are related to liabilities or obligations that continue to attach to Seller after the Closing Date, unless Losses in connection therewith are due to a breach by Buyer of any material representation or warranty contained in this APA that survives at the time such Losses arose; provided that any such claim within this paragraph 10.1 resulting in any Losses is either approved as valid by Seller, or is otherwise judicially determined to be valid (and provided that Seller shall be responsible for all of Buyer's costs associated with such judicial determination in the case that it confirms the claim's validity).

10.2 Indemnification by Buyer. Buyer agrees to indemnify and hold Seller, its affiliates, and their respective directors, officers, employees, consultants, shareholders, members, partners, agents, and representatives, and all successors and assigns, harmless from and against any and all Losses paid or incurred by Seller by reason of, or arising out of, or in connection with: (a) the breach by Buyer of any material representation or warranty contained in this APA or in any certificate delivered to Seller pursuant to the provisions of this APA; (b) the failure of Buyer to perform or comply with any material covenant or agreement required by this APA to be performed or complied with by Buyer; or (c) any activities of the Business conducted by Buyer after the Closing Date, or any other Buyer actions related to the Transferred Assets that were taken or omitted by Buyer after the Closing Date, unless Losses in connection therewith are directly connected to Seller's Retained Liability, or are due to a breach by Seller of any material representation or warranty contained in this APA that survives at the time such Losses arose; provided that any such claim within this paragraph 10.2 resulting in any Losses is either approved as valid by Buyer, or is otherwise judicially determined to be valid (and provided that Buyer shall be responsible for all of Seller's costs associated with such judicial determination in the case that it confirms the claim's validity).

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10.3 Method of Asserting Claims. Any party making a claim for indemnification under this Section 10 is, for the purposes of this APA, referred to as the "Indemnified Party', and any party against whom such claims are asserted under this Section 10 is, for the purposes of this APA, referred to as the "Indemnifying Party'. All claims by any Indemnified Party under this Section 10 shall be asserted and resolved as follows:

(a) In the event that (x) any claim, demand, or proceeding is asserted or instituted by any person other than the parties hereto that could give rise to damages for which an Indemnifying Party would be liable to an Indemnified Party hereunder (such claim, demand, or proceeding, a "Third Party Claim"), or (y) any Indemnified Party hereunder shall have a claim to be indemnified by any Indemnifying Party hereunder which does not involve a Third Party Claim (such claim, a "Direct Claim"), the Indemnified Party shall, as promptly as possible, send to the Indemnifying Party a written notice specifying the nature of such claim or demand; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced.

(b) In the event of a Third Party Claim, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party.

(c) In the event of a Direct Claim, unless the Indemnifying Party notifies the Indemnified Party within sixty (60) days of receipt of notice of such claim that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party immediately.

(d) Any and all disputes arising out of any claim to indemnification pursuant to this Section 10 shall be resolved in accordance with the provisions of Section 18 below.

10.4 Survival of Indemnification. Any claim for indemnification under this Section 10 arising out of the inaccuracy or breach of any representation or warranty that is not indefinite must be made before the termination of such representation or warranty.

11.      NO BROKER

Each party represents and warrants to the other (and agrees to indemnify and hold harmless the other against breach of any such representation and warranty) that it has not engaged or utilized the services of any broker, finder, or similar person or entity in connection with the transactions contemplated herein, and, to the knowledge of such parties, no broker, finder, or similar person or entity is entitled to any commission or other compensation in connection herewith.

12.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All representations and warranties of Seller and Buyer contained herein, and all other written representations and warranties of Seller and Buyer contained in the instruments executed in connection with the consummation of the transactions provided for herein, shall survive the execution of this APA and the consummation of the sale contemplated hereby for a period of five (5) years from the date of the Closing, except that the representations and warranties contained in Sections 5.1 through 5.5, Sections 5.10 through 5.12, Sections 6.1 through 6.4, and Section 11, as well as any representations or warranties that involve fraud or intentional misrepresentation, shall survive indefinitely.

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13.      NOTICES

All notices to be given or due hereunder by either party must be in writing and sent to the addresses/facsimiles set forth below (or to any other addresses or facsimile numbers as either Party may designate in writing to the other Party). Notices are deemed duly given: (a) upon transmission when sent via confirmed e-mail; (b) upon actual receipt if hand-delivered or delivered by courier; or (c) five (5) business days following the date of mailing if sent by certified or registered mail, return receipt requested.

To Seller:	Globe Photos, Inc.
Attn: Mary Beth Whelan
24 Edmore Lane South
West Islip, NY 11795
E-mail: mbwj24@gmail.com

Copy to:
Joel L. Hecker, Esq,
WJ Russo & Associates, P.C.
600 Third Avenue
New York, NY 10016
E-mail: heckeresq@aol.com

To Seller:	Capital Art, Inc,
Attn: Stuart Scheinman, President / COO
6445 South Tenaya Way, B-130
Las Vegas, Nevada 89113
E-mail: stuart@moviestarnews.com

Copy to:
E-mail: mark_halpern@yahoo.com

14.      COMPLETE AGREEMENT

This APA and its schedules and exhibits, along with the accompanying IP Assignment, contain a complete agreement between the parties hereto with respect to the sale contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

15.      INVALIDITY

In case any one or more of the provisions hereof shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16.      WAIVER, REMEDIES

No waiver of any breach of any provision of this APA shall be held to be a waiver of any other or subsequent breach, and the failure of a party to enforce at any time any provision hereof shall not be deemed a waiver of any right of any such party to subsequently enforce such provision or any other provision hereunder. All remedies afforded in this APA shall be taken and construed as cumulative, that is, in addition to every other remedy provided herein or by law.

17.      COUNTERPARTS

This APA may be executed simultaneously in two or more counterparts, or with separate signature pages, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Electronic and PDF signatures shall constitute original signatures.

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18.      GOVERNING LAW / JURISDICTION

This APA shall be construed, interpreted, and enforced in accordance with the laws of the State of New York applicable to contracts made and to be entirely performed in such State. The parties agree that jurisdiction and venue in any action brought by any party pursuant to this APA shall properly lie and shall be brought in any federal or state court located in the Borough of Manhattan, City and State of New York. By execution and delivery of this Agreement, each party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby irrevocably waive any objection that such court is an improper or inconvenient forum for the resolution of such action.

19.      FRAUDULENT ACTS OR OMISSIONS

None of the provisions set forth in this APA shall be deemed a waiver by any party to this APA of any right or remedy that such party may have at law or equity based on the other party's fraudulent acts or omissions, nor shall any such provision limit, or be deemed to limit, the recourse that any such party may seek with respect to a claim for fraud.

20.      CONFIDENTIALITY

The terms and conditions of this APA are confidential and shall not be disclosed by either party, unless required by law or in connection with SEC or other regulatory filings.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their authorized representatives as of the day and year first above written.

CAPITAL ART, INC.	GLOBE PHOTOS, INC.

Signature: /s/ Stuart Scheinman	Signature: /s/ Mary Beth Whelan
Printed Name: Stuart Scheinman	Printed Name: Mary Beth Whelan
Title: CEO	Title: President
Dated: July 22, 2015	Dated: July 22, 2015

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SCHEDULE 1

IDENTIFICATION OF PHOTOGRAPHIC ASSETS IN WHICH SELLER OWNS COPYRIGHT
(INCLUDING WORK-FOR-HIRE PHOTOGRAPHERS AND ACQUIRED COLLECTIONS)

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SCHEDULE 2

IDENTIFICATION OF SELLER'S TRADE NAMES/TRADEMARKS/SERVICE MARKS
(INCLUDING SELLER-CREATED MARKS AND ACQUIRED MARKS)

•	Globe Photos
•	Rangefinder
•	PhotoTrends
•	Photoreporters
•	IPOL (International Press on Line)
•	Camera Clix

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SCHEDULE 3

PHOTOGRAPHERS/OWNERS WHO HAVE PREVIOUSLY REQUESTED
RETURN OF THEIR TANGIBLE PHOTOGRAPHS

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